Exhibit 99.1

Nucor Reports Results for First Quarter of 2018

CHARLOTTE, N.C., April 19, 2018 /PRNewswire/ -- Nucor Corporation (NYSE: NUE) announced today consolidated net earnings of $354.2 million, or $1.10 per diluted share, for the first quarter of 2018. By comparison, Nucor reported consolidated net earnings of $383.9 million, or $1.20 per diluted share, for the fourth quarter of 2017 and $356.9 million, or $1.11 per diluted share, for the first quarter of 2017.

"Nucor's disciplined strategy for profitable growth is working," said John Ferriola, Nucor's Chairman, Chief Executive Officer and President. "Our 2017 earnings were Nucor's highest annual earnings since the cyclical peak year of 2008. The positive momentum has clearly carried over into 2018, as evidenced by our strong first quarter earnings and a bullish second quarter outlook."

Selected Segment Data
In the first quarter of 2018, the Company began reporting its tubular products and piling businesses as part of the steel products segment. These businesses were previously included in the steel mills segment. All prior period segment data presented in this release has been recast to reflect this change. Earnings (loss) before income taxes and noncontrolling interests by segment were as follows for the first quarters of 2018 and 2017 (in thousands):

	Three Months (13 Weeks) Ended
	March 31, 2018	April 1, 2017

Steel mills	$ 560,503	$ 644,183
Steel products	85,814	66,919
Raw materials	74,547	26,391
Corporate/eliminations	(204,952)	(188,518)
	$ 515,912	$ 548,975

Financial Review
Included in the first quarter of 2018 results was an expense of $21.8 million, or $0.07 per diluted share, related to the write off of deferred tax assets due to the change in the tax status of a subsidiary. Included in the fourth quarter of 2017 results was a net benefit of $175.2 million, or $0.55 per diluted share, related to the impacts of U.S. federal tax legislation enacted in the fourth quarter of 2017. Included in the first quarter of 2017 results were inventory related purchase accounting charges of $9.8 million, or $0.02 per diluted share, associated with the recent acquisitions of Southland Tube and Republic Conduit.

Nucor's consolidated net sales increased 9% to $5.57 billion in the first quarter of 2018 compared with $5.09 billion in the fourth quarter of 2017 and increased 16% compared with $4.82 billion in the first quarter of 2017. Average sales price per ton in the first quarter of 2018 increased 3% compared with the fourth quarter of 2017 and increased 9% compared with the first quarter of 2017. Total tons shipped to outside customers were 6,967,000 tons in the first quarter of 2018, a 6% increase from both the fourth quarter of 2017 and the first quarter of 2017. Total steel mill shipments in the first quarter of 2018 increased 8% from the fourth quarter of 2017 and increased 7% from the first quarter of 2017. Downstream steel products shipments to outside customers in the first quarter of 2018 increased 1% from the fourth quarter of 2017 and increased 15% from the first quarter of 2017.

The average scrap and scrap substitute cost per ton used during the first quarter of 2018 was $337, a 6% increase compared to $317 in the fourth quarter of 2017 and an increase of 19% compared to $284 in the first quarter of 2017.

Overall operating rates at our steel mills increased to 92% in the first quarter of 2018 as compared to 82% in the fourth quarter of 2017 and 88% in the first quarter of 2017.

Total steel mill energy costs in the first quarter of 2018 increased approximately $1 per ton compared to both the fourth quarter of 2017 and first quarter of 2017 due to higher electricity unit costs.

Our liquidity position remains strong with $760.0 million in cash and cash equivalents as of March 31, 2018. Subsequent to the end of the first quarter, we amended and extended our untapped $1.5 billion revolving credit facility to mature in April 2023.

Recent Developments
In February 2018, Nucor's board of directors declared a cash dividend of $0.38 per share payable on May 11, 2018 to stockholders of record on March 29, 2018. This dividend is Nucor's 180th consecutive quarterly cash dividend, a record we expect to continue.

In March 2018, Nucor announced plans to build a rebar micro mill in Frostproof, Florida, which is located in Polk County. The micro mill is a $240 million investment that will have an estimated annual capacity of 350,000 tons and employ approximately 250 people. We anticipate the project will take approximately two years to complete. This location will provide a logistical advantage to Nucor and allow us to capitalize on a currently abundant supply of scrap, a good portion of which is handled by our scrap business, The David J. Joseph Company. This is the second rebar micro mill Nucor is constructing.

First Quarter of 2018 Analysis
As expected, earnings in the steel mills segment in the first quarter of 2018 improved compared to the fourth quarter of 2017 due to higher selling prices and increased volumes for all of our steel mill products. The profitability of the steel products segment in the first quarter of 2018 decreased compared to the fourth quarter of 2017 due to typical seasonality. The performance of the raw materials segment improved from the fourth quarter of 2017 due to the much improved performance of our scrap processing operations as well as our direct reduced iron (DRI) facilities.

Second Quarter of 2018 Outlook
Earnings in the second quarter of 2018 are expected to increase significantly compared to the first quarter of 2018. It is worth noting that steel mill metal margins and profits in March were by far the strongest in the first quarter of 2018. The performance of the steel mills segment is expected to improve in the second quarter of 2018 as compared to the first quarter of 2018 as we continue to experience the benefit of announced price increases. We believe there is sustainable strength in steel end use markets, and we are encouraged by recent actions by the government to address the massive flood of dumped and illegally subsidized imports into the United States. We believe broad-based tariffs with few exceptions are needed to address the historic volume of unfairly traded imports and transshipping that is done to avoid trade duties. We expect improved performance for our steel products segment in the second quarter of 2018 as compared to the first quarter of 2018 as rising steel input costs are being passed on to customers.

About Nucor
Nucor and its affiliates are manufacturers of steel products, with operating facilities primarily in the U.S. and Canada. Products produced include: carbon and alloy steel -- in bars, beams, sheet and plate; hollow structural section tubing; electrical conduit; steel piling; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; steel fasteners; metal building systems; steel grating; and wire and wire mesh. Nucor, through The David J. Joseph Company, also brokers ferrous and nonferrous metals, pig iron and HBI/DRI; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America's largest recycler.

Forward-Looking Statements
Certain statements contained in this news release are "forward-looking statements" that involve risks and uncertainties. The words "believe," "expect," "project," "will," "should," "could" and similar expressions are intended to identify those forward-looking statements. Factors that might cause the Company's actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) competitive pressure on sales and pricing, including competition from imports and substitute materials; (2) U.S. and foreign trade policies affecting steel imports or exports; (3) the sensitivity of the results of our operations to prevailing steel prices and the changes in the supply and cost of raw materials, including scrap steel; (4) market demand for steel products; and (5) energy costs and availability. These and other factors are discussed in Nucor's regulatory filings with the Securities and Exchange Commission, including those in Nucor's fiscal 2017 Annual Report on Form 10-K, Item 1A. Risk Factors. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them.

Broadcast of Conference Call
You are invited to listen to the live broadcast of Nucor's conference call in which management will discuss Nucor's first quarter results on April 19, 2018 at 2:00 p.m. eastern time. The conference call will be available over the Internet at www.nucor.com, under Investor Relations.

TONNAGE DATA
(In thousands)

	Three Months (13 Weeks) Ended
	March 31, 2018	April 1, 2017	Percentage Change
Steel mills total shipments
Sheet	2,698	2,705	-
Bars	2,242	1,957	15%
Structural	601	572	5%
Plate	596	577	3%
Other	131	74	77%
	6,268	5,885	7%

Sales tons to outside customers:
Steel mills	5,016	4,860	3%
Joist	105	101	4%
Deck	106	106	-
Cold finished	147	122	20%
Fabricated concrete
reinforcing steel	290	247	17%
Piling	126	119	6%
Tubular products	284	223	27%
Other	893	806	11%
	6,967	6,584	6%

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except per share data)

	Three Months (13 Weeks) Ended

	March 31, 2018	April 1, 2017

Net sales	$ 5,568,419	$ 4,815,179

Costs, expenses and other:
Cost of products sold	4,842,013	4,054,929
Marketing, administrative and other expenses	182,960	176,426
Equity in earnings of unconsolidated affiliates	(9,580)	(8,756)
Interest expense, net	37,114	43,605
	5,052,507	4,266,204
Earnings before income taxes and
noncontrolling interests	515,912	548,975
Provision for income taxes	135,800	171,327
Net earnings	380,112	377,648
Earnings attributable to
noncontrolling interests	25,933	20,749
Net earnings attributable to
Nucor stockholders	$ 354,179	$ 356,899

Net earnings per share:
Basic	$1.11	$1.11
Diluted	$1.10	$1.11

Average shares outstanding:
Basic	319,421	320,224
Diluted	320,474	321,146

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	March 31, 2018	Dec. 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$ 760,254	$ 949,104
Short-term investments	-	50,000
Accounts receivable, net	2,371,758	2,028,545
Inventories, net	3,708,503	3,461,686
Other current assets	238,701	335,085

Total current assets	7,079,216	6,824,420

Property, plant and equipment, net	5,090,890	5,093,147

Goodwill	2,195,565	2,196,058

Other intangible assets, net	892,121	914,646

Other assets	863,454	812,987

Total assets	$ 16,121,246	$ 15,841,258

LIABILITIES
Current liabilities:
Short-term debt	$ 74,036	$ 52,833
Long-term debt due within one year	500,000	500,000
Accounts payable	1,329,902	1,181,346
Salaries, wages and related accruals	338,045	516,660
Accrued expenses and other current liabilities	602,598	573,925

Total current liabilities	2,844,581	2,824,764

Long-term debt due after one year	3,242,865	3,242,242

Deferred credits and other liabilities	710,881	689,464

Total liabilities	6,798,327	6,756,470

EQUITY
Nucor stockholders' equity:
Common stock	152,061	151,960
Additional paid-in capital	2,041,297	2,021,339
Retained earnings	8,696,007	8,463,709
Accumulated other comprehensive loss,
net of income taxes	(249,366)	(254,681)
Treasury stock	(1,663,972)	(1,643,291)
Total Nucor stockholders' equity	8,976,027	8,739,036

Noncontrolling interests	346,892	345,752

Total equity	9,322,919	9,084,788

Total liabilities and equity	$ 16,121,246	$ 15,841,258

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	Three Months (13 Weeks) Ended

	March 31, 2018	April 1, 2017

Operating activities:
Net earnings	$ 380,112	$ 377,648
Adjustments:
Depreciation	158,665	158,525
Amortization	22,453	22,368
Stock-based compensation	10,463	9,524
Deferred income taxes	29,988	(6,695)
Distributions from affiliates	25,150	30,249
Equity in earnings of unconsolidated affiliates	(9,580)	(8,756)
Changes in assets and liabilities (exclusive of acquisitions and dispositions):
Accounts receivable	(343,982)	(290,261)
Inventories	(246,933)	(519,902)
Accounts payable	214,399	413,256
Federal income taxes	86,746	157,346
Salaries, wages and related accruals	(171,626)	(102,744)
Other operating activities	28,629	3,584

Cash provided by operating activities	184,484	244,142

Investing activities:
Capital expenditures	(228,766)	(94,535)
Investment in and advances to affiliates	(55,901)	(14,000)
Disposition of plant and equipment	5,967	8,870
Acquisitions (net of cash acquired)	-	(485,060)
Purchases of investments	-	(50,000)
Proceeds from the sale of investments	50,000	150,000
Other investing activities	975	-

Cash used in investing activities	(227,725)	(484,725)

Financing activities:
Net change in short-term debt	21,203	30,180
Issuance of common stock	15,312	7,432
Payment of tax withholdings on certain stock-based compensation	(4,430)	(1,349)
Distributions to noncontrolling interests	(24,793)	(61,544)
Cash dividends	(121,787)	(121,303)
Acquisition of treasury stock	(29,193)	-
Other financing activities	(1,844)	(518)

Cash used in financing activities	(145,532)	(147,102)

Effect of exchange rate changes on cash	(77)	(517)

(Decrease) increase in cash and cash equivalents	(188,850)	(388,202)

Cash and cash equivalents - beginning of year	949,104	2,045,961

Cash and cash equivalents - end of three months	$ 760,254	$ 1,657,759

Non-cash investing activity:
Change in accrued plant and equipment purchases and assets recorded
under capital lease arrangements	$ (65,959)	$ (11,222)

CONTACT: For Investor/Analyst Inquiries - Gregg Lucas, 704-972-1841; For Media Inquiries - Katherine Miller, 704-353-9015